Exhibit 35.1
 ALLY FINANCIAL INC.
500 Woodward Ave
Detroit, Michigan 48226

As of December 31, 2019

Wells Fargo Bank, National Association	U.S. Bank Trust National Association,
As Indenture Trustee	As Owner Trustee
Attn: Marianna C. Stershic	Attn: Ed Janis
600 S 4th Street	190 South LaSalle Street, 7th Floor
MAC: N9300-061	Mail Code: MK-IL-SL7R
Minneapolis, MN 55415	Chicago, Illinois 60603

Copy To:
Ally Wholesale Enterprises LLC	Ally Financial Inc.
Attn: Vice President	As Administrator
500 Woodward Ave	Attn: Vice President
Mail code: MI-01-20-TRES	500 Woodward Ave
Detroit, Michigan 48226	Mail code: MI-01-20-TRES
Detroit, Michigan 48226

Re:	Ally Master Owner Trust
Annual Statement as to Compliance

Ladies and Gentlemen:

Reference is made to Section 4.1 of the Trust Sale and Servicing Agreement (the “Trust Sale and Servicing Agreement”) dated as of February 12, 2010 between Ally Financial Inc., as Servicer and Custodian (the “Servicer”), Ally Wholesale Enterprises LLC, as Depositor, and Ally Master Owner Trust, as Issuing Entity and Ally Bank as Seller Under the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”). Annex A outlines the individual series under the Ally Master Owner Trust.

The undersigned does hereby certify that:

a.
A review of the activities of the Servicer during the period of January 1, 2019 through December 31, 2019, and of its performance under the Trust Sale and Servicing Agreement and under the Pooling and Servicing Agreement has been made under his supervision, and

b.	To the best of his knowledge, based on such review, the Servicer has fulfilled all of its obligations under such agreements in all material respects throughout such period.

Very truly yours,

/s/ David J. DeBrunner
David J. DeBrunner
Vice President, Controller & Chief Accounting Officer

ANNEX A

Ally Master Owner Trust 2017-3
Ally Master Owner Trust 2018-1
Ally Master Owner Trust 2018-2
Ally Master Owner Trust 2018-3
Ally Master Owner Trust 2018-4